UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2014 (May 14, 2014)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 14, 2014, Triangle USA Petroleum Corporation (“TUSA”), a wholly-owned subsidiary of Triangle Petroleum Corporation (the “Company”), entered into a definitive purchase and sale agreement (the “Acquisition Agreement”) with Marathon Oil Company (the “Seller”) pursuant to which TUSA agreed to acquire from Seller (the “Acquisition”) certain oil and gas leaseholds located in Williams County, North Dakota, Sheridan County, Montana, and Roosevelt County, Montana comprising approximately 41,500 net acres (the “Oil and Gas Properties”) and various other related rights, permits, contracts, equipment and other assets (together with the Oil and Gas Properties, the “Oil and Gas Assets”).  The effective date for the Acquisition is January 1, 2014 (the “Effective Date”).  The closing of the Acquisition is subject to customary closing conditions.

The aggregate purchase price for the Acquisition is $100.0 million. The purchase price is subject to potential adjustments including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the Oil and Gas Assets following the Effective Date and prior to the closing date. In addition, the purchase price may be adjusted up or down under various circumstances as set forth in the Acquisition Agreement, including, without limitation, due to certain title benefits and defects, environmental defects and casualty losses, if any, and the failure to procure certain requisite consents.

The Acquisition Agreement contains customary representations and warranties and covenants by TUSA and Seller. Among other things, during the period between the execution of the Acquisition Agreement and the closing of the Acquisition, Seller has agreed, subject to certain exceptions: (i) to allow TUSA and its authorized representatives access to the Oil and Gas Assets and the records pertaining to the Oil and Gas Assets; (ii) to conduct its operations, including the operation and maintenance of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities.

The Acquisition Agreement provides for certain termination rights, as follows: (i) the parties may terminate by mutual written consent; (ii) each of Seller or TUSA may terminate if the closing shall not have occurred by September 1, 2014 unless due to a breach of the Acquisition Agreement by the party seeking to terminate; (iii) each of Seller or TUSA may terminate upon written notice to the other party if the total amount of certain title and environmental defects and casualty losses, if any, and losses due to the failure to procure certain requisite consents equals or exceeds $25.0 million.

The Acquisition Agreement provides TUSA and Seller with certain indemnification rights, subject to certain time and monetary limitations as set forth in the Acquisition Agreement, whereby (i) Seller agrees to indemnify and hold TUSA, its officers, members, managers, partners, directors, employees and representatives (the “TUSA Indemnitees”) harmless in connection with losses arising from (a) any breach of a representation or warranty of Seller, or of a covenant or agreement of Seller that survives the closing of the Acquisition and (b) certain acts or omissions; and (ii) TUSA agrees to indemnify and hold Seller, its affiliates, and their respective officers, members, managers, partners, directors, employees and representatives (the

“Seller Indemnitees”), harmless in connection with losses arising from (a) certain assumed obligations, (b) any breach of a representation, warranty, covenant or agreement of TUSA under the Acquisition Agreement and (c) certain acts or omissions.  The parties’ indemnification obligations survive the closing date for various prescribed periods of time as set forth in the Acquisition Agreement.

Concurrently with signing the Acquisition Agreement, TUSA paid a performance deposit of $5.0 million (the “Performance Deposit”) to be held in an escrow account controlled by an escrow agent mutually acceptable to TUSA and Seller.  At the closing of the Acquisition Agreement, the Performance Deposit will be released to Seller and applied as a credit against TUSA’s payment due at closing. If the Acquisition Agreement is terminated without a closing, the distribution of the Performance Deposit will be dictated by the reason for the failure to close.  If the failure to close results from a material default or material breach by TUSA of its obligations under the Acquisition Agreement, then TUSA would forfeit the Performance Deposit to Seller as liquidated damages.

The foregoing description of the Acquisition Agreement is not complete and is qualified in its entirety by reference to the complete text of the Acquisition Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Purchase and Sale Agreement, dated May 14, 2014, by and among Marathon Oil Company, as Seller, and Triangle USA Petroleum Corporation, as Purchaser

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer

Index to Exhibits

Exhibit
Number	Description

Exhibit 10.1*	Purchase and Sale Agreement, dated May 14, 2014, by and among Marathon Oil Company, as Seller, and Triangle USA Petroleum Corporation, as Purchaser

* Filed herewith.